As filed with Securities and Exchange Commission on April 2, 1998
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        EQUITY CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

            Delaware                                   7261                               75-2521142
 (State or other jurisdiction of           (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)             Classification Code Number)               Identification No.)

                        415 South First Street, Suite 210
                               Lufkin, Texas 75901
                                 (409) 631-8700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        ---------------------------------
                                W. Cardon Gerner
                 Senior Vice President - Chief Financial Officer
                             415 South First Street
                                    Suite 210
                               Lufkin, Texas 75901
                                 (409) 631-8700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        ---------------------------------
                                    Copy to:
                             William N. Finnegan, IV
                             Andrews & Kurth L.L.P.
                                4200 Chase Tower
                              Houston, Texas 77002
                                 (713) 220-4200
                              (713) 220-4285 (fax)

                        ---------------------------------
         Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                           Amount to     Proposed Maximum     Proposed Maximum
 Title of Securities to be Registered  be Registered (1)  Offering Price         Aggregate             Amount of
                                                             Per Share         Offering Price    Registration Fee (1)
------------------------------------------------------------------------------------------------ --------------------
Common Stock, par value $.01 per
share(2)...............................    2,500,000        $24.00 (3)           $60,000,000            $17,700
================================================================================================ ====================


(1) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement also relates to 395,153 shares of Common Stock included in this table covered by the registrant's registration statement on Form S-4 (Registration No. 33-92876), as to which a filing of fee of $1,363 (on a pro rata basis) was previously paid in the Company's original filing of such registration statement on June 2, 1995.

(2) Includes preferred share purchase rights associated with the Common Stock. No separate fee is payable in respect of the registration of such preferred share purchase rights.

(3) Estimated solely for the purpose of determining the registration fee, and calculated pursuant to Rule 457(c) under the Securities Act of 1933 by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on March 31, 1998.

         This Registration Statement also relates to all shares of Common Stock registered hereunder which may be offered for resale by certain persons who receive from the Company Common Stock in acquisitions, as more fully described in the Prospectus contained in this Registration Statement.

                            ---------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1998

                        2,500,000 Shares of Common Stock


                        EQUITY CORPORATION INTERNATIONAL

         This Prospectus includes 2,500,000 shares of Common Stock ("Common Stock") of Equity Corporation International ("ECI" or the "Company") of the Company which may be offered and issued from time to time by the Company in connection with its acquisition of the securities and assets of additional funeral homes, cemeteries and related operations. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock at or about the time of delivery of such shares of Common Stock.

         The Registration Statement of which this Prospectus is a part also relates to the offer and sale of Common Stock from time to time by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock is listed on the New York Stock Exchange under the symbol "EQU." Application will be made to list the shares of Common Stock offered by the Company hereby on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on March 31, 1998 was $23.9375 per share.

         All expenses of the offering by the Company hereby will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

         See "Risk Factors" beginning on Page 4 for a discussion of certain factors that should be considered carefully by prospective investors in the Common Stock offered hereby.
                     --------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.

                        -----------------------------------

                    The date of this Prospectus is      , 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is quoted on the New York Stock Exchange and, as a result, the Company also files reports, proxy statements and other information with the New York Stock Exchange, and such reports, proxy statements and other information are available for inspection at the offices of the New York Stock Exchange at Seven World Trade Center, 13th Floor, New York, New York 10048. The Registration Statement (defined below) and other information filed by the Company with the Commission are also available at the web site of the Commission at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission in Washington, D.C. and copies of such material may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;
         (ii) the description of the Common Stock and associated preferred share purchase rights contained in the Company's registration statements on Form 8-A, as amended (File Nos. 1-13017).

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents, including exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be made to: Equity Corporation International, 415 South First Street, Suite 210, Lufkin, Texas 75901, Attention: Chief Financial Officer; telephone (409) 631-8700.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus, including the documents incorporated or deemed to be incorporated by reference herein, contains forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this Prospectus, or in the documents incorporated or deemed to be incorporated by reference herein, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of funeral home and cemetery acquisitions, the ability of the Company to successfully implement its revenue enhancement and cost containment programs at acquired funeral homes and cemeteries, the Company's ability to retain key management personnel and to continue to attract and retain skilled funeral home and cemetery management personnel, state and federal regulations, changes in the death rate or acceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions and the risk factors described in this Prospectus and in any of the documents incorporated or deemed to be incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

                                  RISK FACTORS

         In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in the Common Stock offered hereby.

COMPETITION FOR ACQUISITIONS

         To date, the Company has expanded its operations principally through the acquisition of established funeral homes and cemeteries. Acquisitions of premier funeral homes and cemeteries with demographic profiles that the Company believes are favorable will continue to be a key component of the Company's business strategy. Competition in the acquisition market is currently intense, and prices paid for funeral homes and cemeteries have increased substantially in recent years. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms. The failure of the Company to continue to complete acquisitions at reasonable prices or terms could have a material adverse effect on the Company's results of operations.

TREND TOWARD CREMATION

         There is an increasing trend in the United States toward cremation as an alternative to traditional burial. According to industry studies, it is estimated that cremations will represent approximately 25% of all dispositions by the year 2000, as compared to approximately 21% in 1996 and 10% in 1980. Cremation is increasingly marketed as part of a complete deathcare package that includes a funeral service and traditional memorialization. While cremations have historically generated gross profit percentages similar to those for traditional funeral services, cremations generally result in lower average revenue and gross profit dollars when compared to traditional funeral services. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its existing senior management. The loss of key members of the Company's senior management could adversely affect the Company's results of operations. The Company has entered into employment agreements with its principal executive officers. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and cemetery management personnel.

REGULATION

         The Company's operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of the Company's business. The impact of such laws, ordinances and regulations varies depending on the location of the Company's funeral homes and cemeteries. Among the regulations applicable to the Company are those requiring the establishment and maintenance of trust accounts for the deposit of certain funds obtained from the purchasers of preneed funeral contracts and preneed cemetery merchandise and trust accounts for the perpetual care of cemetery properties. From time to time, federal and state regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. If adopted, such legislation or regulations could have a material adverse effect on the Company's results of operations.

         Approximately 33%, 41%, and 54% of the Company's funeral home net revenues (approximately 21% and 26% of the Company's total net revenues) for the years ended December 31, 1997, 1996, and 1995, respectively, were attributable to funeral home operations in Texas. Any material adverse change in the regulatory requirements applicable to Texas funeral home operations could have a material adverse effect on the Company's results of operations.

ANTI-TAKEOVER PROVISIONS

         The Company's Amended and Restated Certificate of Incorporation ("Charter") and Amended and Restated Bylaws ("Bylaws") contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority or class voting to effect certain amendments to the Charter and Bylaws, limiting the persons who may call special stockholders' meetings, limiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. In addition, the Company's Board of Directors has adopted a preferred share rights plan. The rights plan, as well as certain provisions of Delaware law, may also have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal.

TRANSFER OF COMMON STOCK

         Persons acquiring Common Stock in business combinations pursuant to this offering may be required to agree to hold such Common Stock for a specified period after the date of acquisition unless the Company agrees to waive such requirement in the future.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION

         The shares offered hereunder may only be offered if a current prospectus relating to the shares is then in effect under the Securities Act and such securities are qualified for sale under applicable state securities or
"blue sky" laws or exemptions from such registration and qualification requirements are available.

                                   THE COMPANY

         Unless the context requires otherwise, references to "ECI" or the "Company" in this Prospectus include Equity Corporation International and its subsidiaries and their respective predecessors.

         The Company is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan areas and select suburban areas. As of March 5, 1998, the Company operated 282 funeral homes and 76 cemeteries in 33 states and one Canadian province.

         The Company commenced operations in May 1990 through the acquisition of 71 funeral homes and 3 cemeteries from Service Corporation International ("SCI"). In 1994, the Company initiated an aggressive acquisition program, which resulted in the acquisition of 102 funeral homes and 61 cemeteries for purchase prices totaling approximately $144.6 million during the three year period ended December 31, 1996. During the year ended December 31, 1997, the Company acquired 84 funeral homes and 12 cemeteries for approximately $156 million.

         The Company's funeral homes perform all of the services related to funerals, provide funeral facilities and vehicles and sell related merchandise. The Company's cemeteries perform all of the services related to interment and sell cemetery interment rights, mausoleum spaces and related merchandise. In order to improve the efficiency and profitability of its operations, the Company's funeral homes and cemeteries are generally operated in "clusters" or groups within a given geographic area. The clustering of funeral homes and the clustering of cemeteries provide opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement revenue enhancing cross-marketing programs.

         ECI believes it is differentiated from the other large, national deathcare companies by its focus on the consolidation of funeral homes and cemeteries in non-metropolitan areas of the United States. The Company has focused on non-metropolitan areas in order to take advantage of the unique opportunities offered by such areas as compared to metropolitan areas, including
(i) the opportunity to establish and maintain higher market shares as a result of the smaller number of deathcare providers typically found in a non-metropolitan area, (ii) the relatively lower level of competition for acquisitions in such areas and (iii) the stronger preference in such areas for traditional funeral services and burials. ECI has also begun to enter select suburban areas (communities greater than 250,000 residents); where opportunities justify an anchor location and an acquisition candidate possesses characteristics similar to the Company's traditional non-metropolitan properties.

         The Company's principal executive office is located at 415 South First Street, Suite 210, Lufkin, Texas 75901, and its telephone number is (409) 631-8700.

                                 USE OF PROCEEDS

         This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with other businesses or properties. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following table presents selected financial and operating data for the Company as of the dates and for the periods indicated. The financial data presented below has been derived from the Company's consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto incorporated by reference in this Prospectus.


                                                                         Year ended December 31,
                                                         -----------------------------------------------------
                                                         1997        1996        1995        1994         1993
                                                         ----        ----        ----        ----         ----
                                                                  (In thousands, except per share data)

INCOME STATEMENT DATA:
Net revenues:
    Funeral..........................................  $ 87,160    $ 54,854    $ 36,261    $ 27,382      $21,432
    Cemetery.........................................    46,239      35,035      27,740      21,919          847
    Other............................................     1,674       2,085          --          --           --
                                                       --------    --------    --------    --------      -------
       Total net revenues............................   135,073      91,974      64,001      49,301       22,279

Gross profit:
    Funeral..........................................    22,330      15,050       8,819       7,580        6,118
    Cemetery.........................................    14,580      10,137       8,477       6,157           47
    Other............................................       750         950          --          --           --
                                                       --------    --------    --------    --------      -------
       Total gross profit............................    37,660      26,137      17,296      13,737        6,165
General and administrative expenses..................     7,560       5,848       4,782       3,885        1,521
                                                       --------    --------    --------    --------      -------
Income from operations...............................    30,100      20,289      12,514       9,852        4,644
Interest expense.....................................     6,331       2,374       2,207       3,178          701
                                                       --------    --------    --------    --------      -------
Income before income taxes and extraordinary item....    23,769      17,915      10,307       6,674        3,943
Provision for income taxes...........................     9,070       7,589       4,071       2,728        1,388
Extraordinary item, net..............................        --          --          --        (198)          --
                                                       --------    --------    --------    --------      -------
Net income...........................................    14,699      10,326       6,236       3,748        2,555
Preferred stock dividends............................        --          --          --          --        1,563
                                                       --------    --------    --------    --------      -------
Net income attributable to common stock..............  $ 14,699    $ 10,326    $  6,236    $  3,748      $   992
                                                       ========    ========    ========    ========      =======
Earnings per share:
  Basic:
    Continuing operations............................  $   0.71    $   0.58    $   0.42    $   0.40      $  1.58
    Extraordinary item...............................        --          --          --       (0.02)          --
                                                       --------    --------    --------    --------      -------
    Net income.......................................  $   0.71    $   0.58    $   0.42    $   0.38      $  1.58
                                                       ========    ========    ========    ========      =======
Weighted average number of common and equivalent
    shares outstanding...............................    20,597      17,781      14,699       9,854          628
                                                       ========    ========    ========    ========      =======

  Assuming full dilution:
   Continuing operations.............................   $  0.70     $  0.57     $  0.42     $  0.39      $  0.15
    Extraordinary item...............................        --          --          --       (0.02)          --
                                                       --------    --------    --------    --------      -------
    Net income.......................................  $   0.70    $   0.57    $   0.42    $   0.37      $  0.15
                                                       ========    ========    ========    ========      =======
Weighted average number of common and equivalent
    shares outstanding...............................    20,952      18,068      14,835      10,002        6,613
                                                       ========    ========    ========    ========      =======



                                                                           As of December 31,
                                                     ----------------------------------------------------------
                                                         1997        1996        1995         1994         1993
                                                         ----        ----        ----         ----         ----
                                                                             (In thousands)

BALANCE SHEET DATA:
Working capital......................................   $17,666    $  19,179   $   9,093    $  4,495      $ 5,973
Preneed funeral contracts............................   235,891      156,028     102,889      72,318       48,817
Total assets.........................................   717,700      443,891     305,159     211,307       83,095
Deferred preneed funeral contract revenues...........   242,185      161,153     107,969      76,447       51,640
Long-term debt, net of current maturities............   171,303       49,197      54,518       4,037        8,244
Redeemable preferred stock(1)........................        --           --          --          --       20,844
Stockholders' equity (deficit).......................   226,532      177,464      91,665      84,083         (503)

(footnotes on following page)



                                                                         Year ended December 31,
                                                         ------------------------------------------------------
                                                         1997        1996        1995         1994         1993
                                                         ----        ----        ----         ----         ----

OPERATING DATA:
Funeral Operations:
   Funeral homes in operation at end of period.......      259         178         119          95            79
   Funeral services performed........................   19,486      12,483       8,332       6,181         5,127
   Preneed funeral contracts sold or obtained
     through acquisitions............................   25,471      16,176      12,415       6,397         2,124
   Backlog of preneed funeral contracts at
     end of period...................................   67,369      45,978      32,199      21,084        16,103
Cemetery Operations:
   Cemeteries in operation at end of period..........       76          64          61          48             3
   Interments performed..............................   11,053       9,137       7,080       6,283           293

----------
(1) Effective January 1, 1994, the Company's redeemable preferred stock and a warrant exercisable for common shares held by SCI were exchanged for 5,896,860 shares of Common Stock.

                                  LEGAL MATTERS

      The validity of the Common Stock being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

      The consolidated balance sheet of the Company as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1997, and related financial statement schedule incorporated by reference in this Prospectus have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================


      No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus in connection with the offering herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.


                           ---------------------------

                  TABLE OF CONTENTS

                                                 Page
Available Information........................       2
Incorporation of Certain Documents
      by Reference...........................       2
Disclosure Regarding Forward-Looking
      Statements.............................       3
Risk Factors.................................       4
The Company..................................       6
Use of Proceeds..............................       6
Selected Financial and Operating Data........       7
Legal Matters................................       9
Experts......................................       9



                                2,500,000 Shares




                                     EQUITY
                                  CORPORATION
                                 INTERNATIONAL



                                  Common Stock





                                   PROSPECTUS


                                              , 1998




================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                  SUBJECT TO COMPLETION, DATED           , 1998


                                2,500,000 Shares


                        EQUITY CORPORATION INTERNATIONAL


                                  Common Stock


         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock of Equity Corporation International ("ECI" or the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock issued by the Company in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.


         The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 2,500,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.


         The Common Stock trades on the New York Stock Exchange under the symbol "EQU." The shares of Common Stock offered hereby have been listed on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on , 1998 was $ per share.



         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

                        ---------------------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.
                         ----------------------------------

                 The date of this Prospectus is          , 1998

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                               MANNER OF OFFERING

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities and assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. Except as described under "Selling Stockholders," there presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the New York Stock Exchange, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the New York Stock Exchange, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or
"blue sky" laws or exemptions from such registration and qualification requirements are available.


                                       3-A

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]



================================================================================



         No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus in connection with the offering herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.


                             ---------------------





                  TABLE OF CONTENTS

                                                 Page
                                                 ----
Available Information........................       2
Incorporation of Certain Documents
      by Reference...........................       2
Disclosure Regarding Forward-Looking
      Statements.............................       3
Manner of Offering...........................     3-A
Risk Factors.................................       4
The Company..................................       6
Use of Proceeds..............................       6
Selected Financial and Operating Data........       7
Legal Matters................................       9
Experts......................................       9





                                2,500,000 Shares






                                     EQUITY
                                   CORPORATION
                                  INTERNATIONAL





                                  Common Stock





                                   Prospectus







                                                    , 1998




================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

      All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Delaware General Corporation Law

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      Amended and Restated Certificate of Incorporation

      Paragraph 13 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

      Amended and Restated Bylaws

      Article VIII of the Company's Amended and Restated Bylaws further provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law. The Company is generally required to indemnify its directors, officers, employees and agents against all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings.

      Indemnification Agreements

      The Company has entered into indemnification agreements with each of its directors and executive officers, which agreements contain provisions indemnifying such parties against certain liabilities within the scope required by the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

      Insurance

      The  Company  maintains   directors'  and  officers'  liability  insurance
covering such persons in their official capacities with the Company and its subsidiaries.

Item 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits:

         3.1+    --   Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1 to the Company's
                      Registration Statement on Form S-8 (Reg. No. 33-98052))
         3.2+    --   Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052))
         4.1+    --   Form of Certificate representing shares of Common Stock (filed as Exhibit 4.1 to the Company's
                      Registration Statement on Form S-1 (Reg. No. 33-82546))
         4.2+    --   Stockholder  Rights Agreement,  dated October 13, 1994,
                      between the Company and  American  Stock  Transfer & Trust
                      Company,  as Rights  Agent  (filed as  Exhibit  4.2 to the
                      Company's  Annual  Report on Form 10-K for the year  ended
                      December 31, 1994)
         4.3+    --   Form of Rights Certificate (filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K
                      for the year ended December 31, 1994)
         4.4+    --   Certificate of Designation of the Series One Junior Participating Preferred Stock (filed as Exhibit
                      4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052))



                                      II-2

         4.5+     --  First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the
                      Company and American Stock Transfer & Trust Company as Rights Agent (filed as Exhibit 6 to the Company's Registration Statement on Form 8-A/A) (Amendment No. 2) dated
                      September 11, 1996).
         4.6+     --  Second Amendment to Stockholder Rights Agreement, dated as of April 17,  1997,  between the  Company and  American
                      Stock  Transfer & Trust  Company as Rights Agent (filed as
                      Exhibit 4.6 to the  Company's  Registration  Statement  on
                      Form 8-A/A) (Amendment No. 3) dated May 19, 1997).
         5.1      --  Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
        23.1      --  Consent of Coopers & Lybrand L.L.P., independent accountants
        23.2      --  Consent of Andrews & Kurth L.L.P. (included in their opinion filed as Exhibit 5.1)
        24.1      --  A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page contained in Part II of this Registration Statement.

------------
   +     Incorporated herein by reference to the indicated filing.

         (b)      FINANCIAL STATEMENT SCHEDULES

         The financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for each of the three years in the period ended December 31, 1997 is incorporated by reference herein.

         All other schedules are omitted as the required information is inapplicable or the information is presented in the Company's consolidated financial statements or related notes incorporated herein by reference.

Item 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lufkin, State of Texas, on April 1, 1998.

                                       EQUITY CORPORATION INTERNATIONAL


                                       By:      /s/ W. CARDON GERNER
                                           ----------------------------
                                                 W. Cardon Gerner
                                             Senior Vice President --
                                             Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James P. Hunter, III and W. Cardon Gerner, and each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       Signature                                   Title                               Date
                       ---------                                   -----                               ----

             /s/ JAMES P. HUNTER, III                Chairman of the Board, President                 April 1, 1998
          ------------------------------             and Chief Executive Officer
                 James P. Hunter, III                (Principal Executive Officer)

               /s/ W. CARDON GERNER                  Senior Vice President -- Chief                   April 1, 1998
          ------------------------------             Financial Officer (Principal Financial
                   W. Cardon Gerner                  and Accounting Officer)

                  /s/ BOB BULLOCK                    Director                                         April 1, 1998
          ------------------------------
                    Bob Bullock


              /s/ J. PATRICK DOHERTY                 Director                                         April 1, 1998
          ------------------------------
                J. Patrick Doherty


                /s/ JACK T. HAMMER                   Director                                         April 1, 1998
--------------------------------------------------
                  Jack T. Hammer


               /s/ THOMAS R. MCDADE                  Director                                         April 1, 1998
--------------------------------------------------
                 Thomas R. McDade


               /s/ KENNETH W. SMITH                  Director                                         April 1, 1998
--------------------------------------------------
                 Kenneth W. Smith

                                  EXHIBIT INDEX

Exhibit No.                                              Description


   3.1+              --    Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1 to the Company's
                           Registration Statement on Form S-8 (Reg. No. 33-98052))
   3.2+              --    Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration
                           Statement on Form S-8 (Reg. No. 33-98052))
   4.1+              --    Form of Certificate representing shares of Common Stock (filed as Exhibit 4.1 to the
                           Company's Registration Statement on Form S-1 (Reg. No. 33-82546))
   4.2+              --    Stockholder Rights Agreement, dated October 13, 1994, between the Company and
                           American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to the
                           Company's Annual Report on Form 10-K for the year ended December 31, 1994)
   4.3+              --    Form of Rights Certificate (filed as Exhibit 4.2 to the Company's Annual Report on Form
                           10-K for the year ended December 31, 1994)
   4.4+              --    Certificate of Designation of the Series One Junior Participating Preferred Stock (filed as
                           Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052))
   4.5+              --    First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the Company and American Stock Transfer & Trust Company as Rights Agent (filed as
                           Exhibit 6 to the Company's Registration Statement on Form 8-A/A) (Amendment No. 2).
   4.6+              --    Second Amendment to Stockholder Rights Agreement, dated as of April 17, 1997, between the Company and American Stock Transfer & Trust Company as Rights Agent (filed as
                           Exhibit 4.6 to the Company's Registration Statement on Form 8-A/A) (Amendment No.
                           3) dated May 19, 1997).
    5.1              --    Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
   23.1              --    Consent of Coopers & Lybrand L.L.P., independent accountants
   23.2              --    Consent of Andrews & Kurth L.L.P. (included in their opinion filed as Exhibit 5.1)
   24.1              --    A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page contained in Part II of this Registration
                           Statement

------------
+   Incorporated herein by reference to the indicated filing.